     As filed with the Securities and Exchange Commission on April 20, 2001

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                               -------------------

                              ENB BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

                            -------------------------

                                5006 VERDE VALLEY
                               DALLAS, TEXAS 75240
                                 (972) 980-4443
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            -------------------------

                                  COMMON STOCK

            (Title of each class of securities covered by this Form)

                            -------------------------

                                      NONE

               (Title of all other classes of securities for which
                  a duty to file reports under Section 13(a) or
                                 15(d) remains)

                            -------------------------

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]              Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                        Rule 15d-6     [ ]
         Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification or notice date: 77
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         Pursuant to the requirements of the Securities Exchange Act of 1934 ENB
BANKSHARES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 20, 2001             ENB BANKSHARES, INC.
                                   BY:   /s/ Patrick G. Adams
                                         --------------------------------------
                                   Name:     Patrick G. Adams
                                          -------------------------------------
                                   Title:   Vice President and Secretary
                                           ------------------------------------


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